EXHIBIT 99.1

For more information, please contact:                      For Immediate Release

     Angela Curran
     ImageX, Inc.
     (425) 576-7036
     angela.curran@imagex.com

                 ImageX Announces CFO to Depart Later This Year

KIRKLAND, Wash. - June 28, 2002 - ImageX (R), Inc. (NASDAQ: IMGX), the leading provider of online solutions for managing, producing and distributing sales and marketing materials, today announced that Robin Krueger, chief financial officer, intends to resign for personal reasons later this year. Krueger has served as the Company's CFO since July 1999.

     "We have enjoyed working with Robin over the past three years. She saw this company through our successful IPO, follow-on offering and revenue growth of nearly 400% in that time period," said Rich Begert, president and CEO. "Additionally, Robin put in place a world-class finance organization and was instrumental in implementing our growth strategy from 1999 through 2002."

     Krueger added, "I came to ImageX with the objective of working with Rich Begert and the ImageX team to ensure that the Company had more than sufficient cash to reach cash-flow break-even and that it had a clear and immediate path to profitability. Having done that, I am now able to move on to a new set of challenges. I am grateful to Rich and the entire ImageX family for a rewarding experience."

     Upon Ms. Krueger's departure later this year, Gina Meyers, VP of finance and corporate controller is slated to act as interim-CFO until a successor is hired.

About ImageX

     Founded in 1995 and based in Kirkland, Wash., ImageX (Nasdaq: IMGX) is the leading provider of online solutions for distributing, managing and producing sales and marketing materials. With four patents issued and over 80 patents pending, the company's advanced technology reduces costs related to procuring branded communications materials. ImageX's blue chip customer base includes AT&T, Automatic Data Processing (ADP), CB Richard Ellis, GE, Kraft, Merck and Co., Liz Claiborne and many others. More information on the company and its services can be obtained from http://www.imagex.com or by calling (877) 682-0880.

                                      # # #

           Registered trademarks and service marks are the property of their respective owners.

     Certain statements in this press release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based on the opinions and estimates of management only as of the date of this release and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in ImageX's registration statements and periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2001 filed on April 1, 2002 and its Form 10-Q for quarter ended March 31, 2002 filed on May 15, 2002. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. ImageX undertakes no obligation, except as required by securities laws, to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.